                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            PSYCHEMEDICS CORPORATION
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                            [PSYCHEMEDICS LETTERHEAD]

                            PSYCHEMEDICS CORPORATION
                            1280 Massachusetts Avenue
                         Cambridge, Massachusetts 02138


                                                April 2, 1999



Dear Stockholders:

     We cordially invite you to attend the Annual Meeting of Stockholders, which will be held at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts, on Thursday, May 6, 1999, at 3:30 P.M.

     The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting. The meeting will consider the election of directors and ratification of the appointment of auditors for 1999. I will report on current operations and discuss our plans for growth. We will also have plenty of time for your questions and comments.

     I believe that the Annual Meeting provides an excellent opportunity for stockholders to become better acquainted with Psychemedics and its directors and officers. I hope that you will be able to attend.

                                       Sincerely,



                                       Raymond C. Kubacki, Jr.
                                       President and Chief Executive Officer

                            PSYCHEMEDICS CORPORATION


                            1280 Massachusetts Avenue
                         Cambridge, Massachusetts 02138


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                                April 2, 1999


     The Annual Meeting of Stockholders will be held on May 6, 1999 at 3:30 p.m. at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110, for the following purposes:

     1. To elect directors of the Company for the ensuing year and until their respective successors are chosen and qualified;

     2. To ratify the Company's selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1999; and

     3. To consider and act upon matters incidental to the foregoing and to transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 15, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting of Stockholders.

                                       By order of the Board of Directors,


                                       Edward S. Brewer, Jr.,
                                            Secretary








     The Company's Annual Report for 1998 containing a copy of the Company's Form 10-K (excluding exhibits) for the year ended December 31, 1998 is enclosed herewith.



--------------------------------------------------------------------------------

       PLEASE FILL IN, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING PROXY
               IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE,
                 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

--------------------------------------------------------------------------------

                            PSYCHEMEDICS CORPORATION

                            1280 Massachusetts Avenue
                         Cambridge, Massachusetts 02138

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 6, 1999




     This statement is furnished to the stockholders of PSYCHEMEDICS CORPORATION (hereinafter, the "Company") in connection with management's solicitation of proxies to be used at the Annual Meeting of Stockholders on May 6, 1999 and at any adjournment of that meeting. The approximate date on which this proxy statement and accompanying proxy are being sent to stockholders of the Company is April 2, 1999. Each proxy delivered pursuant to this solicitation is revocable at the option of the person executing the same by written notice delivered to the Secretary of the Company at any time before the proxy is voted. A stockholder who attends the Annual Meeting in person may revoke his or her proxy at that time and vote his or her shares if such stockholder so desires. The presence in person or by proxy of stockholders entitled to cast a majority of the outstanding shares, or 11,019,314 shares, shall constitute a quorum. With respect to the election of Directors, the Company will treat votes withheld as shares that are present for purposes of determining a quorum. A plurality is required to elect Directors, so the six persons receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the approval of auditors, the Company will treat abstentions as shares that are present and entitled to vote for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval, abstentions will have the effect of a vote against approval of this proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but not as shares entitled to vote with respect to that matter. Accordingly, broker non-votes will have no effect on such a matter.

     All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with such specification. If no choice is specified, the proxies will be voted FOR the election of the six nominees named under "Election of Directors", unless authority to do so is withheld with respect to one or more of the nominees, and FOR the ratification of the Company's selection of Arthur Andersen LLP as auditors for the year ending December 31, 1999. In addition, the proxy will be voted in the discretion of the proxy holders with respect to such other business as may properly come before the meeting. The officers and directors of the Company as a group own beneficially (excluding options to acquire stock) approximately 30% of the outstanding shares of Common Stock of the Company (see "Principal Stockholders and Stockholdings of Management"). The Company expects that its officers and directors will vote the shares owned by them FOR the election of such six nominees, and FOR the ratification of the Company's selection of Arthur Andersen LLP as auditors.

     As of March 15, 1999, the Company had outstanding 22,038,626 shares of Common Stock. Each share of the outstanding Common Stock is entitled to one vote. Only holders of Common Stock of record on the books of the Company at the close of business on March 15, 1999 will be entitled to receive notice of and to vote at the Annual Meeting.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, directors are to be elected to hold office for the ensuing year and until their respective successors are chosen and qualified. The Board of Directors has fixed the size of the Board at six and has nominated six persons, all of whom are now directors of the Company, to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified. If the enclosed proxy is duly executed and received in time for the Meeting, and unless authority to do so is withheld, it will be voted to elect as directors the following nominees: Raymond C. Kubacki, Jr., Werner A. Baumgartner, Ph.D., A. Clinton Allen, Donald F. Flynn, John J. Melk and Fred J. Weinert. (For a description of the business experience of such nominees, see "Business Experience of Nominees and Executive Officers" below.) In the event that any of the nominees become unavailable, then the proxy holders shall have the right: (i) to vote for such substitute, if any, as the present Board of Directors may designate; or (ii) to leave a vacancy on the Board.

     The Company does not have any nominating or compensation committees of the Board of Directors. The Audit Committee, whose members are Messrs. Flynn, Melk and Weinert, did not meet during 1998. The Stock Option Committee, whose members are Messrs. Flynn, Melk and Weinert, administers the 1989 Employee Stock Option Plan, including the determination of employees who are to be granted options under the Plan, the number of shares subject to each option, and the term of each option. The Stock Option Committee acted by unanimous written consent in lieu of a meeting on two occasions during 1998.

     During the year ended December 31, 1998, there were three meetings of the Board of Directors. All of the directors attended at least 75% of the meetings of the Board, except for Mr. Melk. The directors also acted by unanimous written consent on fourteen occasions during 1998. The directors regularly consult with management and are kept informed of business developments and financial results as they occur.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

                       BUSINESS EXPERIENCE OF NOMINEES AND
                               EXECUTIVE OFFICERS

     Following is a list of names, ages and positions with the Company of all nominees for election as directors and all executive officers of the Company.

        Name                       Age                         Position
        ----                       ---                         --------

Raymond C. Kubacki, Jr.            54                  Chief Executive Officer,
                                                       President, Director and
                                                       Nominee

Werner A. Baumgartner, Ph.D.       63                  Chairman of the Board,
                                                       Director and Nominee

A. Clinton Allen                   55                  Vice Chairman of the
                                                       Board, Director and
                                                       Nominee

Donald F. Flynn                    59                  Director and Nominee

John J. Melk                       62                  Director and Nominee

Fred J. Weinert                    51                  Director and Nominee

William R. Thistle                 49                  Vice President,
                                                       General Counsel

Michael Lamb                       49                  Vice President - Sales

Peter C. Monson                    43                  Vice President,
                                                       Treasurer and Controller


     All directors hold office until the next Annual Meeting of Stockholders or until their successors are elected. Officers serve at the discretion of the Board of Directors.

     Mr. Kubacki has been President and Chief Executive Officer and a director of the Company since 1991. Prior to joining the Company, he served as Vice President-National Accounts and Director of Sales and Marketing for Reliance COMM/TEC Corporation, a subsidiary of Reliance Electric Co.

     Dr. Baumgartner, a founder of the Company, has served as Chairman of the Board and a director of the Company since its organization in September, 1986. Dr. Baumgartner has served as the Company's Director of Scientific and Regulatory Affairs since May, 1989. Dr. Baumgartner received his Ph.D. in physical chemistry in 1963 from the University of New South Wales, Sydney, Australia, and has been engaged in physical and biophysical chemistry research since 1960 holding research and teaching positions at University of New South Wales; Long Beach State University; the Jet Propulsion Laboratory at the California Institute of Technology; University of California, Los Angeles; and University of Southern California. Dr. Baumgartner has been the director of the Radioimmunoassay and In Vitro Laboratory of the Nuclear Medicine Service, Veterans Administration Hospital, Wadsworth, Los Angeles, California since 1976, serving in such capacity on a part-time basis since February, 1987.

     Mr. Allen has served as Vice Chairman and a director of the Company since 1989. He is also Chairman and Chief Executive Officer of A.C. Allen & Company, Inc., an investment banking consulting firm located in Cambridge, Massachusetts. He is a director of Response USA, Inc., the Legal Club of America, Image Guided Technologies, Inc., Diversified Corporate Resources, Inc., Swiss Army Brands, Inc., and The DeWolfe Companies, Inc., where he serves as Vice Chairman.

     Mr. Flynn has been the sole stockholder of Flynn Enterprises, Inc. since March, 1992, and Flynn Financial Corporation since November, 1998, financial advisory and venture capital firms. Since February, 1997 he has been the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a river boat gaming vessel in Michigan City, Indiana. Mr. Flynn also was Chairman of the Board from July, 1992 until February, 1996 and Chief Executive Officer from July, 1992 until May, 1995 of Discovery Zone, Inc., an operator of indoor entertainment and fitness facilities for children. On March 25, 1996, Discovery Zone, Inc. filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Discovery Zone emerged from bankruptcy with a Plan of Reorganization which was approved by the Bankruptcy Court in July, 1997. From 1972 to 1990, Mr. Flynn served in various positions with Waste Management, Inc. including Senior Vice President and Chief Financial Officer. Mr. Flynn serves as a director of Extended Stay America, Inc., an owner and operator of extended-stay lodging facilities. Mr. Flynn has been a director of the Company since 1989.

     Mr. Melk currently serves as Chairman of H20 Plus, L.P. which develops and manufactures health and beauty aid products and distributes them through a company-owned chain of specialty retail stores. He is also Chairman of MW Partners, an investor in commercial and residential real estate developments. From 1987 to 1989, he was Vice Chairman of the Board of Blockbuster Entertainment Corporation. From 1971 to 1975, Mr. Melk was Vice President of Corporate Development for Waste Management, Inc. and from 1975 to 1984 held the position of President of WMI International, Ltd. based in London, England. He is a director of Republic Industries, Inc. and Extended Stay America, Inc. In August, 1998, he assumed the position of Chairman of Fisher Island Holdings, LLC, of Miami, Florida. Mr. Melk has been a director of the Company since 1991.

     Mr. Weinert is the majority shareholder and serves as Chief Executive Officer of San Telmo, Inc. (investment group), Barrington Services Group (a commercial real estate developer), San Telmo, L.L.C. (a distributor of fragrances and cosmetics) and H20 Plus, SRL (a distributor and retailer of cosmetics, bath products and fragrances in Argentina, Brazil, Chile and Uruguay). From 1989 to 1995 he was President of H20 Plus L.P., MW Partners, and Century Entertainment Ltd. Previous to that he was President of Waste Management International, Inc. from 1983 to 1989. For over 13 years he has served on the Business Advisory Council for the University of Dayton. Mr. Weinert has been a director of the Company since 1991.

     Mr. Thistle has been Vice President and General Counsel of the Company since 1995. From 1993 to 1995 he served as Associate General Counsel for MGM Grand in Las Vegas. From 1989 to 1993, Mr. Thistle was Associate General Counsel for Harrah's Casino Resorts.

     Mr. Lamb joined the Company in June 1997 as Vice President, Sales. Prior to joining the Company, he served as Director, Sales and Marketing for Polaroid Corporation, located in Cambridge, Massachusetts, from 1990 to 1996. From 1986 to 1990, Mr. Lamb was Director, National Accounts for Polaroid Corporation, U.S.A.

     Mr. Monson joined the Company effective March 30, 1998 as Vice President, Treasurer and Controller. From November 1996 until joining the Company, Mr. Monson was a financial consultant to several different companies, most recently with GTE Internetworking. From 1994 to 1996, Mr. Monson was Chief Financial Officer of Bet Systems, Inc. From 1991 to 1994, Mr. Monson was the Corporate Controller and Treasurer of Gamma International, Ltd., a publicly traded gaming company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 6, 1997 and on November 12, 1997, the Company made term loans to Mr. Kubacki in connection with of the exercise of stock options granted to him in 1992. The original principal amounts of the loans were $209,892, and $211,232 and each was repayable in one year with interest at the federal short-term rate in effect on such date plus one quarter percentage point. The principal amount of the January 6, 1997 loan was renewed for additional one-year terms in 1998 and 1999. On November 12, 1998, the aggregate amount of the indebtedness under both loans was approximately $432,000. As of such date, $199,500 of the principal amount of the November 12, 1997 loan was renewed for an additional one-year term. Mr. Kubacki made principal and interest payments in the aggregate amount of approximately $40,000 under the two loans in 1998. As of March 31, 1999, the aggregate amount of principal and accrued interest under the loans was $409,209. Each loan is secured by the shares of common stock acquired upon such exercise.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the three year period ended December 31, 1998, the cash compensation paid by the Company as well as certain other compensation paid or accrued for such year, to the Company's Chief Executive Officer and the Company's five other most highly compensated executive officers (collectively the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                           Long-Term
                                                                          Compensation
                                                                          ------------
                                       Annual Compensation                   Awards
                      ------------------------------------------------     ----------

Name and                                                  Other Annual     Securities
Principal                         Salary      Bonus       Compensation     Underlying        All Other
Position              Year          $           $              $           Options(#)     Compensation ($)
--------              ----       -------      -----       ------------     ----------     ----------------

Raymond C.            1998       199,439          0           (1)            70,000            4,031(4)
Kubacki, Jr.          1997       180,208          0           (1)                 0                0(4)
 President &          1996       175,000          0           (1)            50,000                0
 CEO

Werner A.             1998       118,207          0           (1)            15,000            2,309(2)
Baumgartner           1997       121,018          0           (1)                 0            2,309(2)
 Chairman             1996       119,086          0           (1)            15,000            2,309(2)

A. Clinton Allen      1998       145,673          0           (1)            75,000            3,000(4)
 Vice Chairman        1997       140,625          0           (1)                 0                0(4)
                      1996       125,000          0           (1)            50,000                0

Donald J.             1998       116,538          0           (1)             9,000              825(4)
Kippenberger(3)       1997       105,000          0           (1)                 0                0
 Vice President       1996       102,500          0           (1)             6,000                0
 Laboratory
 Operations

William R. Thistle    1998       120,606      8,500           (1)            15,000            2,400(4)
 Vice President       1997       111,209          0           (1)                 0                0(4)
 & General            1996       102,300          0           (1)             9,000                0
 Counsel

Michael Lamb,         1998       116,538          0           (1)            10,000            2,400(4)
 Vice President       1997        66,409          0           (1)            50,000                0(4)
 Sales


----------

(1) Any perquisites or other personal benefits received from the Company by the named executive were substantially less than the reporting thresholds established by the Securities and Exchange Commission (the lesser of $50,000 or 10% of the individual's cash compensation).

(2) Represents life insurance premiums paid by the Company on behalf of Dr. Baumgartner.

(3) Dr. Kippenberger served as Vice President - Laboratory Operations through December 18, 1998.

(4)  Employer contribution under a 401(k) Retirement Plan.

STOCK OPTION GRANT TABLE

     The following table contains information concerning the grant of stock options to the named executive officers of the Company during the Company's fiscal year ended December 31, 1998:

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                                                                              Potential Realizable Value
                                                       % of Total                               of Assumed Annual Rate
                                                       Options        Exercise                  of Stock Appreciation
                                                       Granted to     or Base                      for Option Term
                                  Options              Employees in   Price       Expiration  ---------------------------
    NAME                          Granted              Fiscal Year    ($/sh)(6)      Date     0%       5%($)       10%($)
    ----                          -------              ------------   ---------   ----------  --      -------     -------

Raymond C. Kubacki, Jr.           70,000(1)(2)(3)         28.6          5.06       5-4-08      0      222,600     564,200

Werner A. Baumgartner             15,000(1)(4)             6.1          5.06       5-4-08      0       47,700     120,900

A. Clinton Allen                  75,000(5)               30.6          5.06       5-4-08      0      238,500     604,500

Donald J. Kippenberger             9,000(1)(4)             3.7          5.06       5-4-08      0       28,640      72,579

William R. Thistle                15,000(1)(3)(7)          6.1          5.06       5-4-08      0       47,700     120,900

Michael Lamb                      10,000(1)(8)             4.1          5.06       5-4-08      0       31,800      80,600

----------

(1) These options were granted pursuant to the Company's 1989 Employee Stock Option Plan as amended.

(2) Of these options, options with respect to 39,940 shares are incentive stock options and vest with respect to 4,940 shares on May 4, 2000, and with respect to 17,500 on each of the two anniversary dates thereafter; options with respect to 30,060 shares are non-qualified stock options and vest with respect to 17,500 shares on May 4, 1999, and with respect to 12,560 on May 4, 2000.

(3) Notwithstanding the foregoing vesting schedule, these options become exercisable in full upon a "change of control" of the Company. See "Employment Contracts and Change-in-Control Arrangements".

(4) These options are all incentive stock options and vest with respect to 25% of the shares covered thereby on May 4, 1999, and with respect to an additional 25% on each of the three anniversary dates thereafter.

(5) Of these options, options with respect to 42,440 shares are incentive stock options granted under the Company's 1989 Employee Stock Option Plan as amended and vest with respect to

     4,940 shares on May 4, 2000, and with respect to 18,750 shares on each of the two anniversary dates thereafter; options with respect to 32,560 shares are non-qualified stock options granted under the Company's 1991 Non-Qualified Stock Option Plan as amended and vest with respect to 18,750 shares on May 4, 1999, and with respect to 13,810 shares on May 4, 2000.

(6)  Represents the market value on the date of grant.

(7) Of these options, options with respect to 12,500 shares are incentive stock options and vest with respect to 1,250 shares on May 4, 1999, and with respect to 3,750 on each of the three anniversary dates thereafter; options with respect to 2,500 shares are non-qualified stock options and vest in full on May 4, 1999.

(8) Of these options, options with respect to 4,750 shares are incentive stock options and vest with respect to 750 shares on May 4, 1999 and on each of the two anniversary dates thereafter and with respect to 2,500 shares on May 4, 2002; options with respect to 5,250 shares are non-qualified stock options and vest with respect to 1,750 on May 4, 1999 and each of the two anniversary dates thereafter.

(9)  All options held by Mr. Kippenberger expired on December 18, 1998.


OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executives concerning each exercise of stock options during the fiscal year and the number and value of unexercised options held as of December 31, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES


                       Shares       Value          Number of unexercised          Value of unexercised
                      Acquired     Realized          options at fiscal          in-the-money options at
                     on Exercise   ($)(1)               year-end(#)             fiscal year-end ($) (2)
                     -----------   --------     ----------------------------  ----------------------------
   Name                                         Exercisable    Unexercisable  Exercisable    Unexercisable
   ----                                         -----------    -------------  -----------    -------------

Raymond C
Kubacki, Jr            103,000     310,330(3)     424,127        159,375        862,436         93,580

Werner A
Baumgartner             51,500     133,643         38,400         32,800         71,225         24,717

A. Clinton Allen             0           0        122,850        115,450        275,500         40,487

Donald J
Kippenberger            36,148      97,684              0              0              0              0

William R. Thistle           0           0         43,125         32,375              0            975

Michael Lamb                 0           0         12,500         47,500              0            650


----------

(1) Value realized represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Represents the fair market value of the Company's Common Stock on December 31, 1998 ($5.125 per share based on the closing price on the American Stock Exchange) minus the exercise price per share, of the in-the-money options, multiplied by the number of shares subject to each option.

(3) As of the date of this proxy statement, Mr. Kubacki had not resold in the open market or otherwise any shares acquired by him upon the exercise of options during 1998, except for shares tendered to the Company to cover the exercise price of options (in accordance with the plan) and the withholding of shares to cover withholding taxes.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In connection with the grants by the Company to Mr. Kubacki and to Mr. Thistle of options to acquire shares of the Company's Common Stock, the Company agreed that notwithstanding the vesting schedule stated in the applicable option agreement, such options would become exercisable in full upon a change-in-control of the Company. The following events constitute a change-in-control for purposes of the option agreements: (a) the aggregate number of shares beneficially owned by the group of investors which purchased securities of the Company on May 15, 1989 is less than the number held by any other person or group, (b) the Company sells, leases or transfers all or substantially all of its assets, or (c) the Company merges or consolidates with another company and the existing stockholders of the Company end up owning less than 50% of the combined company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal year 1998, Dr. Baumgartner, and Messrs. Kubacki and Allen, each of whom was both a director and an executive officer of the Company during the year ended December 31, 1998, participated in deliberations of the Board of Directors during such year concerning executive officer compensation.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the company in achieving its business objectives. This report is submitted by the Board of Directors and addresses the compensation policies for fiscal 1998 as they affected Mr. Kubacki, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

     COMPENSATION PHILOSOPHY

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program is also designed to link the interests of the Company's executives to the interests of the Company's shareholders.

     At present, the executive compensation program is comprised of salary, cash incentive opportunities, long-term incentive opportunities in the form of stock options, and benefits typically offered to executives by major corporations. As an executive's level of responsibility increases, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. It is the Board's objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer which would otherwise be nondeductible, it is the Company's policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

     COMPENSATION ELEMENTS

          BASE SALARY

     At the executive officer level, base salaries are conservative when compared with companies of similar size and financial performance. Salary ranges are assigned to each position based on a comparison of the Company's positions with similar positions in companies of similar size in the Company's industry, with range midpoints established at the average of the marketplace. Actual salaries within the appropriate range depend upon individual performance, experience and internal equity and are reviewed and may be adjusted annually by the Company. Salary levels for executives other than the Chief Executive Officer were determined for 1998 by Mr. Kubacki, the Chief Executive Officer, based on the foregoing criteria.

          INCENTIVE COMPENSATION

     The Company has generally not paid cash bonuses to executive officers as rewards for superior performance, preferring instead to reward executive officers with equity-based compensation in the form of stock options.

     STOCK OPTIONS

     The Company's current stock option plan for executive officers and other employees has been in existence since 1989. The 1989 Employee Stock Option Plan was last amended on December 17, 1996. Under the plan, the Stock Option Committee of the Board of Directors may grant options with terms of up to ten years. The options generally become exercisable with respect to 25% of the shares covered thereby on the first anniversary of the date of grant and with respect to an additional 25% on each of the next three anniversary dates thereafter. In granting the stock options to executives, the Stock Option Committee of the Board of Directors takes into account the practices of other companies of comparable size as well as the executive's level of responsibility and past contributions to the Company, particularly in light of the Company's practice not to award cash bonuses. In May, 1998, the Stock Option Committee granted options to executive officers and other key employees as a result of 1997 operating results.

     COMPENSATION TO THE CHIEF EXECUTIVE OFFICER

     Mr. Kubacki's annual base salary was last adjusted in October, 1997. In establishing the rate of salary at that time, the Board considered the Company's financial performance for the prior year and over an extended period of time, Mr. Kubacki's individual performance, and his long-term contributions to the success of the Company. The Board compared Mr. Kubacki's base salary and total compensation to the base salaries and total compensation of chief executive officers at comparator companies. The Company's revenues grew by 21% in 1996 and net income for the Company increased in calendar year 1996 from 1995 by over 60%. Mr. Kubacki's salary was therefore increased in 1997 by 14%. Although Mr. Kubacki's salary level was not reviewed by the Board of Directors in 1998, his next increase is also expected to be based on these factors. In

May, 1998, Mr. Kubacki was granted options to acquire up to 70,000 shares of Common Stock based on the Company's 1997 financial performance.

     A. Clinton Allen
     Donald F. Flynn
     Fred J. Weinert
     John J. Melk
     Werner A. Baumgartner, Ph.D.
     Raymond C. Kubacki, Jr.

COMPENSATION OF DIRECTORS

     Messrs. Kubacki, Baumgartner and Allen receive no additional compensation for serving on the Company's Board of Directors. As non-employee ("outside") directors, Messrs. Flynn, Melk and Weinert participate in the Non-Employee Director Plan. Under the Non-Employee Director Plan, each outside director automatically received a grant of an option for 25,750 shares upon the adoption of the Plan. Each such option had an exercise price equal to the market value per share of the Company's Common Stock on the automatic grant date, had a term of five years and became exercisable over a period of twenty-four months from the date of grant in equal monthly installments on a cumulative basis.

     Under the Non-Employee Director Plan as amended on March 15, 1996 each outside director automatically received, effective March 15, 1996, a grant of an option for 20,600 shares. In addition, each person serving as an outside director as of March 15 of each calendar year thereafter receives an additional automatic grant of an option to acquire 20,600 shares. All of such options are for terms of ten years, and are exercisable in full twelve (12) months after the date of grant. Each newly appointed outside director automatically receives a grant of an option to acquire 25,750 shares upon the date of appointment. All such options to newly appointed directors are for terms of ten years but become exercisable over a period of twenty-four months from the date of grant in equal cumulative monthly installments. All options granted under the Non-Employee Director Plan have exercise prices equal to the market value per share of the Company's Common Stock on the automatic grant date.

     Options under the Non-Employee Director Plan are not transferable by the optionee otherwise than by will or the laws of descent and distribution and terminate if the optionee ceases to serve as a member of the Company's Board of Directors. In the event of the optionee's death or permanent disability, the option becomes exercisable in full and the optionee or his heirs, legatees or legal representatives may exercise the option during the following one year period or the remainder of the option term, whichever period is shorter.

     Options to acquire an aggregate of 61,800 shares at an exercise price of $5.59 were granted in 1998 under the Non-Employee Director Plan, including options to acquire 20,600 shares granted to Mr. Melk, options to acquire 20,600 shares granted to Mr. Weinert and options to acquire 20,600 shares granted to Mr. Flynn.

     Mr. Welnert was also granted on May 4, 1998 an option to acquire 25,000 shares of an exercise price of $5.06 per share under the Company's 1991 Non-Qualified Stock Option Plan, as additional compensation for marketing services rendered to the Company.

                            PSYCHEMEDICS CORPORATION
                        STOCK PRICE PERFORMANCE GRAPH(1)


                             [PSYCHEMEDICS GRAPH]


                                       12/31/93        12/31/94       12/31/95        12/31/96      12/31/97       12/31/98
                                       --------        --------       --------        --------      --------       --------

Psychemedics                           $ 100.00        $113.83        $195.74         $210.38       $212.80        $185.63
AMEX Market Value Index(2)             $ 100.00        $ 90.89        $114.90         $122.24       $148.26        $150.84
Russell 2000 Index(3)                  $ 100.00        $ 96.82        $122.19         $140.23       $169.00        $163.18



(1) The above graph assumes a $100 investment on December 31, 1993, through the end of the 5-year period ended December 31, 1998 in the Company's Common Stock, the AMEX Market Value Index, and the Russell 2000 Index. The prices all assume the reinvestment of dividends.

(2) The AMEX Market Value Index includes companies whose shares are traded on the American Stock Exchange.

(3) The Russell 2000 Index is comprised of the smallest 2,000 companies in the Russell 3,000 Index. The Company has been unable to identify a peer group of companies that engage in testing of drugs of abuse, except for large pharmaceutical companies where such business is insignificant to such companies' other lines of businesses. The Company therefore uses in its proxy statements a peer index based on market capitalization.

                    PRINCIPAL STOCKHOLDERS AND STOCKHOLDINGS
                                  OF MANAGEMENT

     The following table shows, as of March 15, 1999, the number of shares beneficially owned (i) by those stockholders who are known to the Company to own beneficially more than five percent of the outstanding Common Stock of the Company, (ii) by each director and nominee for director of the Company, (iii) by each named executive officer, and (iv) by all directors and executive officers as a group.


                                     Amount and Nature of            Percentage
Name                                Beneficial Ownership(1)           Owned(2)
----                                -----------------------           --------

H. Wayne Huizenga                       2,356,791(3)                    10.7%
450 E. Las Olas Blvd. Suite 1500
Fort Lauderdale, Florida  33301

John J. Melk                            2,226,422(4)                    10.1%
676 North Michigan Avenue
Suite 3900
Chicago, Illinois  60611

Donald F. Flynn                         2,099,280(4)(5)                  9.5%
676 North Michigan Avenue
Suite 4000
Chicago, Illinois  60611

Richard T. Christoph                    1,400,250                        6.4%
1156 Lynnette Drive
Lake Forest, IL  60045

Werner A. Baumgartner, Ph.D.            1,154,770(4)(6)                  5.2%
Psychemedics Corporation
5832 Uplander Way
Culver City, California  90230

Raymond C. Kubacki, Jr.                   827,655(4)                     3.7%

A. Clinton Allen                          755,903(4)                     3.4%

Fred J. Weinert                           457,937(4)(7)                  2.1%

Donald J. Kippenberger, Ph.D.                  30                          *

William Thistle                            46,875(4)                       *

Michael Lamb                               15,000(4)                       *

All Executive Officers and              7,583,872(8)                      33%
Directors as a group (9 persons)


*    denotes ownership of less than 1%

(1) Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within sixty (60) days, unless otherwise indicated in these footnotes.

(2) Pursuant to the rules of the Securities and Exchange Commission, shares of Common Stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person shown in this table.

(3) Includes: (i) 1,583,467 shares held by a limited partnership controlled by said individual and (ii) 8,386 shares owned by said individual's spouse.

(4) Includes the following number of shares of Common Stock which the individual has a right to acquire within 60 days pursuant to the exercise of options: Mr. Allen - 157,050; Dr. Baumgartner - 52,450; Mr. Kubacki - 480,252; Messrs. Flynn and Melk - 61,800 each; Mr. Weinert - 66,200; Mr. Thistle - 46,875 and Mr. Lamb - 15,000.

(5) Includes: (i) 19,326 shares owned by Mr. Flynn as trustee under Grantor Trust Agreement dated April 24, 1989, as amended; (ii) 1,713,160 shares held by DNB LP as to which said individual, as President and sole director of the general partner, has sole dispositive and voting power; and (iii) 304,994 shares owned by said individual's spouse.

(6) Includes: (i) 850,820 shares held by said individual as trustee of the Baumgartner Family Trust dated April 26, 1994; and (ii) 200,000 by said individual as trustee of the Baumgartner Charitable Trust dated June 1, 1995.

(7) Includes 306,453 shares held by Mr. Weinert as trustee under the Fred J. Weinert, Jr. Revocable Insurance Trust u/t/a dated May 17, 1982.

(8) Includes 941,427 shares which the executive officers and directors have the right to acquire within 60 days pursuant to the exercise of options.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected as the Company's independent auditors for the year ended December 31, 1999, the firm of Arthur Andersen LLP. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders must comply with Rule 14a-8 of the Securities and Exchange Commission issued under the Securities Exchange Act of 1934, and must be received at the principal executive offices of the Company not later than December 3, 1999.

                                  OTHER MATTERS

     The Board of Directors knows of no other matters which may come before the Meeting. However, if any matter not now known is presented at the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matter.

     The Company will bear the cost of solicitation of proxies. Solicitations of proxies by mail may be followed by telephone or other personal solicitation of certain stockholders by officers or other employees of the Company.


                                          By order of the Board of Directors,



                                          EDWARD S. BREWER, JR.,
                                                Secretary


April 2, 1999

                            PSYCHEMEDICS CORPORATION
                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON MAY 6, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Werner A. Baumgartner, Ph.D. and Raymond C. Kubacki, Jr., or either of them, attorneys or attorney of the undersigned (with full power of substitution in them), to vote for and in the name of the undersigned, at the 1999 Annual Meeting of Stockholders of Psychemedics Corporation (the "Company") to be held on Thursday, May 6, 1999 at 3:30 p.m. at The Boston Harbor Hotel, 70 Rowes Wharf, Boston Massachusetts and any adjournments thereof, according to the number of shares and as fully as the undersigned would be entitled to vote if personally present.

Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Company's Proxy Statement dated April 2, 1999 and on such other matters as may properly come before the meeting.

--------------------------------------------------------------------------------
        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the shareholder is a corporation, the signature should be that of an authorized officer who should state his or her title.
--------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                           DO YOU HAVE ANY COMMENTS?

-----------------------------------                 ----------------------------

-----------------------------------                 ----------------------------

-----------------------------------                 ----------------------------

/X/  Please mark votes as
     in this example.


                                                       With             For All
                                     For               hold             Except
1.)  Election of Directors.         /   /             /   /              /   /

     WERNER A. BAUMGARTNER, PH.D.; RAYMOND C. KUBACKI, JR.; A. CLINTON ALLEN; DONALD F. FLYNN; JOHN J. MELK AND FRED J. WEINERT

     NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED 'FOR' A PARTICULAR NOMINEE, MARK THE 'FOR ALL EXCEPT' BOX AND STRIKE A LINE THROUGH THE NOMINEE'S NAME. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

                                                For       Against       Abstain
2.)  Selection of Arthur Andersen LLP as
     the Company's independent auditors.       /   /       /   /         /   /

     The Board of Directors recommends a vote FOR Proposals 1 and 2

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN PARAGRAPHS (1) and (2).

     PSYCHEMEDICS CORPORATION

     RECORD DATE SHARES:


                                                   -----------------------------
     Please be sure to sign and date this Proxy.   Date


     ---------Stockholder sign here----------------Co-owner sign here-----------

     Mark box at right if an address change or comment has
     been noted on the reverse side of this card.                           / /

DETACH CARD
                            PSYCHEMEDICS CORPORATION
     Dear Shareholder:

     Please take note of the important information enclosed with this Proxy Ballot.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

     Your vote must be received prior to the Annual Meeting of Stockholders, May 6, 1999.

     Thank you in advance for your prompt consideration of these matters.

     Sincerely,

     Psychemedics Corporation